Putnam International Capital Opportunities Fund, February 28,
2018 semiannual Shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1
Class A		9,718
Class B		103
Class C        507
Class M		124

72DD2
Class R		446
Class Y		1,533

73A1
Class A		1.162
Class B        0.819
Class C		0.859
Class M		0.962

73A2
Class R		1.052
Class Y		1.263

74U1
Class A		8,435
Class B		122
Class C		591
Class M		127

74U2
Class R		399
Class Y		1,170

74V1
Class A		41.73
Class B		41.88
Class C		41.63
Class M		41.61

74V2
Class R		41.22
Class Y		41.68

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.